Exhibit 99.1
(Integrys Energy Group, Inc. letterhead)

For Immediate Release:                                                              For more information, contact:
February 16, 2010                                                                      Media Hotline
(800) 977-2250

Integrys Energy Group Executive Chairman
Larry Weyers to Retire March 31, 2010

Chicago, IL – The Integrys Energy Group, Inc. ("Integrys", NYSE: TEG) Board of Directors has approved Executive Chairman Larry L. Weyers' request to retire on March 31, 2010.  This is in keeping with the plan announced in late 2008 when Charles A. Schrock was selected to succeed Weyers as President and Chief Executive Officer of Integrys.  Schrock will assume the additional role of Chairman, effective April 1, 2010.

Weyers agreed to stay on as Executive Chairman of the Board during a transition period and to oversee the company's strategy to divest of all or part of its nonregulated subsidiary, Integrys Energy Services.  The objectives of this strategy have now been achieved.

Mr. Weyers became President and CEO of WPS Resources Corporation in 1997 (WPS Resources subsequently changed its name to Integrys after the Peoples Energy Corporation merger in 2007) following 17 months serving as President and Chief Operating Officer.  He had joined Wisconsin Public Service Corporation, a utility subsidiary of Integrys, in 1985.

During his tenure, Mr. Weyers saw the company grow from approximately $775 million in revenues in 1997 to more than $14 billion in 2008.  Along the way the company acquired utilities in Minnesota and Michigan (in 2006), as well as Peoples.  The utility customer base has increased from about 600,000 to more than two million in that time span.

“It has been a pleasure to work with Larry over the years," said Mr. Schrock.  "He has been a great leader and has many accomplishments to be proud of. Integrys employees, customers and shareholders all owe a debt of gratitude to Larry for his tremendous work. We wish him well in the future.”

Raised in Nebraska, Mr. Weyers holds a Masters in Business Administration from Harvard University, a Nuclear Engineering degree from Columbia University, and a B.A. degree from Doane College in Nebraska.

(MORE)

Integrys Energy Group Executive Chairman Larry Weyers to Retire March 31, 2010
February 16, 2010

Mr. Weyers currently sits on the Executive Committee of the Board of Directors of the Green Bay Packers where he serves as Treasurer, an endeavor he expects to continue.

"Like many people facing retirement, I have mixed feelings," Weyers said.  "I look on the growth of our company with great pride and with the knowledge that we could not have accomplished what we did without a talented and dedicated workforce and senior staff members, the strong leadership of an experienced Board of Directors, and exceptional focus on customers by our employees.  But it is time for me to move on.  There is much to be accomplished both from a personal perspective in spending time with friends and family, as well as professionally.

"I will miss the people most of all," he continued.  "From the mailroom to the board room, Integrys has skilled and diligent people – people who have what it takes for the company to continue to be successful."

About Integrys Energy Group, Inc.
Integrys Energy Group is a diversified holding company with regulated utility operations operating through six wholly owned subsidiaries, Wisconsin Public Service Corporation, The Peoples Gas Light and Coke Company, North Shore Gas Company, Upper Peninsula Power Company, Michigan Gas Utilities Corporation, and Minnesota Energy Resources Corporation; nonregulated operations serving certain energy markets in the United States through its wholly owned nonregulated subsidiary, Integrys Energy Services; and also a 34% equity ownership interest in American Transmission Company LLC (an electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois).

More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com.

## END ##